Contact:
At the Company:                          At The Financial Relations Board
--------------                           --------------------------------
401-233-0333                             212-661-8030
Philip B. Barr                           Analyst Information       John McNamara
Chief Financial Officer                  Media Information:        Alan Goldsand
Investor Relations                       General Information:      Jeff Bogart

FOR IMMEDIATE RELEASE

                     BACOU USA TO ACQUIRE PERFECT FIT GLOVE

Smithfield, R.I., February 25, 1999 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that it has reached a definitive agreement to acquire Perfect Fit Glove Co., Inc. of Buffalo, New York and certain affiliated companies in an all cash transaction. Perfect Fit manufactures and sells non-disposable industrial gloves, specializing in cut and abrasion resistant work gloves. The transaction is expected to be consummated in April.

     "Perfect Fit will be a great addition to the Bacou USA family of companies," said Walter Stepan, Vice-Chairman, President and CEO of Bacou USA. "Perfect Fit brings with it an experienced management team, a solid history of favorable operating results, a broad line of products, a well-respected brand name and good market share. As with our existing protective equipment businesses, the primary distribution channel for Perfect Fit products is the industrial safety market, and there is significant commonality among our customer bases. Accordingly, this acquisition will fit nicely with our plan to expand our range of protective equipment products within existing distribution channels by strategic acquisitions," said Stepan.

     In a joint statement, Joseph P. Hoerner and Frank A. Stucke, co-owners of Perfect Fit and its President and Vice President, respectively, said "We have known Philippe Bacou for years, and have watched Bacou USA become an important force in the market for personal protective equipment. We are excited about bringing our dynamic and growing business into the Bacou USA family of companies, and we look forward to joining the Bacou management team. We are particularly pleased with the opportunity this provides for our employees, who have the chance to continue building the Perfect Fit business while enjoying the benefits of being part of a larger organization."

     According to a Frost & Sullivan market survey report for 1998, the most recent available, Perfect Fit ranked third in market share for sales of cut and abrasion resistant work gloves within the U.S. industrial market for non-disposable gloves. The total U.S. industrial market for all types of non-disposable gloves was estimated by Frost & Sullivan to be approximately $1.1 billion. A 1998 survey of the Safety Equipment Distributors Association estimates that, on average, glove sales represent approximately 25% of the total sales volume of industrial safety distributors nationwide.

     For its fiscal year ended September 30, 1998, Perfect Fit reported total sales of approximately $47.3 million. The purchase price of approximately $53.8 million will be financed entirely by debt. "Based on the operating history of Perfect Fit, its internal forecast for 1999 and the current interest rate environment, we expect the acquisition to be accretive in 1999 excluding the effect of any transaction related non-recurring items," said Stepan.

     For its year ended December 31, 1998, Bacou USA reported net sales of $219.6 million and, prior to non-recurring items, net profits of $25.8 million and earnings per share of $1.46 on a weighted average 17.6 million shares. After non-recurring items, Bacou USA reported net profits of $19.5 million and earnings per share of $1.19.

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing and respiratory systems of workers, as well as related instrumentation including visions screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on the Worldwide Web at http://www.bacouusa.com.

              To receive additional information on Bacou USA, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code BAU.

                                       ###

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, the ability of the company and its key vendors to successfully respond to Year 2000 issues and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.